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THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

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                                            Thirteen Weeks Ended                Thirty-Nine Weeks Ended
                                       October 28,      October 29,        October 28,          October 29,
                                          1995             1994               1995                 1994
Net earnings ($000)                    $ 116,875           $ 93,647           $ 199,402         $ 201,477

Weighted average shares of
common stock outstanding
during the period                    144,210,859        145,850,581         144,066,284       145,650,754

Add incremental shares from
assumed exercise of stock
options (primary)                        554,758            440,092             517,731           701,118

                                     144,765,617        146,290,673         144,584,015       146,351,872

Primary earnings per share             $     .81           $    .64           $    1.38         $    1.38

Weighted average shares of
common stock outstanding
during the period                    144,210,859        145,850,581         144,066,284       145,650,754

Add incremental shares from
assumed exercise of stock
options (fully-diluted)                  678,078            440,870             674,409           721,658

                                     144,888,937        146,291,451         144,740,693       146,372,412

Fully-diluted earnings
per share                              $     .81           $    .64           $    1.38         $    1.38


NOTE: The information provided above is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average shares basis is less than 3%.
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